UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Oaktree Specialty Lending Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR VOTE IS VERY IMPORTANT

Our Board of Directors recommends that you respond to this solicitation by voting FOR the proposal described in the accompanying proxy statement.

Dear Stockholder,

We are pleased to invite you to participate at the Special Meeting of Stockholders of Oaktree Specialty Lending Corporation (“OCSL”), to be held virtually on March 4, 2025 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time) at the following website: www.virtualshareholdermeeting.com/OCSL2025SM. Your participation is urgently needed to approve OCSL’s proposal outlined in the proxy materials previously sent to you. We kindly request that you review these materials and cast your vote by proxy in advance of the meeting date to ensure that a quorum is achieved.

At the meeting, you will be asked to consider and vote on a proposal to authorize OCSL, with the approval of the Board of Directors, to sell or otherwise issue shares of its common stock at a price below its then current net asset value (“NAV”) per share, provided that the number of shares issued does not exceed 25% of its then outstanding common stock. While OCSL has no immediate plans to issue any shares of its common stock below NAV, OCSL is seeking stockholder approval now in order to provide flexibility if it desires in the future to issue shares of its common stock below NAV per share, which typically must be undertaken quickly.

Your vote and participation are very important to us, no matter how many or few shares in OCSL you own. If you do not vote, the effect is the same as voting against this proposal. We encourage you to review the enclosed proxy materials carefully and vote your shares using any one of the methods described below. Your prompt response will help us meet stockholder approval requirements before the meeting, thereby reducing the risk of postponement and additional solicitation costs. If you have any questions about voting, please call our proxy solicitor, Broadridge, at 1-844-557-9030.

Thank you for your continued support of OCSL.

Sincerely,

Armen Panossian	Mathew Pendo
Chief Executive Officer &	President
Co-Chief Investment Officer

   FOUR WAYS TO VOTE

ONLINE	PHONE	QR CODE	MAIL

WWW.PROXYVOTE.COM Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.	WITH A SMARTPHONE Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	VOTE PROCESSING Mark, sign and date your ballot and return it in the postage-paid envelope provided.	PROXY QUESTIONS? Call 1-844-557-9030

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